SUB-LEASE AGREEMENT

(468 N. Camden Drive, 3rd Floor, Suite 350, Beverly Hills, CA 90210)

THIS SUB-LEASE AGREEMENT (“Agreement”) is entered into on May 1, 2015 by and between MOSTOFI & COMPANY, LLP, a Limited Liability Partnership ("Sub-Lessor”), with an address of 468 N. Camden Drive, Suite 350, Beverly Hills, California 90210, and B4MC Gold Mines, Inc, ("Sub-Tenant"), currently located at P.O. Box 5778, Beverly Hills, CA 90209 (the “Parties”).

FOR VALUABLE CONSIDERATION, the Parties agree to the following terms and conditions.

Premises:  Sub-Lessor hereby Leases to Sub-Tenant and Sub-Tenant hereby Leases from Sub-Lessor for the term specified below, and upon all of the conditions set forth herein, that certain office units (5 and 6 per attached Exhibit A) comprising approximately a total of (130 + 130) 260 square feet, situated within Suite 350, located at 468 N. Camden Drive, Beverly Hills, California (the “Premises”).  The Premises, and the Suite in which the Premises is located, are generally depicted on the floor plan attached hereto designated as Offices 5, and 6 on Exhibit A, which is incorporated herein by this reference.

Terms:  The term of the Sub-Lease shall be on a month to month basis, and may be cancelled at any time by either party upon delivery of thirty (30) days prior written notice.   The Term of the Sub-Lease shall commence on the later or (i) the date that is ten (10) days after Sub-Lessor notifies Sub-Tenant in writing that the Premises are ready for occupancy, or (ii) June 1, 2014.  If, after using commercially reasonable and good faith efforts, Sub-Lessor is unable to deliver possession of the Premises to Sub-Tenant by June 1, 2014 Sub-Tenant may terminate this Agreement.

Base Rent:  Sub-Tenant shall pay to Sub-Lessor as monthly Base Rent for the Premises equal payments of Four Thousand Two Hundred Dollars ($4,200.00) per month, payable in advance on the 1st  day of each month of the term hereof.  Base Rent which is less than one month for any period during the term hereof shall be calculated at a pro rata portion of the monthly installment.  The Base Rent amount covers all costs for utilities, HVAC, and cable/Wi-Fi (except as expressly stated under “Other Services” below) for the Premises.

Security Deposit:  Equivalent of one month’s rent is required upon signing of this Sub-Lease Agreement.  Sub-Tenant will deposit with Sub-Lessor the sum equal to one month rent and such to be held by Sub-Lessor as security for the faithful performance by Sub-Tenant of all terms, covenants, and condition of this Sub-Lease.  Sub-Lessor shall not be required to keep this security deposit separate from its general funds and Sub-Tenant shall not be entitled to interest on such deposit.  If Sub-Tenant shall fully and faithfully perform every provision of this Sub-Lease, the security deposit shall be returned to Sub-Tenant at the expiration of this Sub-Lease term or applied to the last month’s rent.

Rent Defined:  All monetary obligations of Sub-Tenant to Sub-Lessor under the terms of this Sub-Lease are deemed to be rent (“Rent”).  Rent shall be payable in lawful money of the United States to Sub-Lessor at the address stated herein or to such other persons or at such other places as Sub-Lessor may designate in writing.

Agreed Use:  The Premises shall be used and occupied only for general office use, and for no other purpose. Sub-Tenant and Sub-Lessor shall not permit any activity or hazard to annoy or injure other tenants or affect fire or other insurance on the Premises nor violate any law or ordinance.

Subject to the terms hereof, Sub-Tenant accepts the Premises as being in good, sanitary order, condition and repair.  Sub-Tenant shall at Sub-Tenant's sole cost and expense keep the Premises as they were received, reasonable wear and tear, damage by fire, earthquake, act of God, the elements, or conditions beyond Sub-Tenant's control excepted.

Compliance:  Sub-Lessor warrants that the improvements on the Premises comply with all applicable covenants or restrictions of record and applicable building codes, regulations and ordinances in effect on the commencement date.  Said warranty does not apply to the use to which Sub-Tenant will put the Premises or to any alterations or utility installations made or to be made by Sub-Tenant.

Acceptance of Premises:  Sub-Lessor covenants and agrees that upon delivery of the Premises to Sub-Tenant, and as a condition to Sub-Tenant’s obligation to commence payment of Rent, the electrical, plumbing, HVAC, internet access, cable and fire sprinkler systems shall be in good working order and condition.   Sub-Tenant acknowledges that the Premise is unfurnished.

Sub-Tenant shall not make or suffer to be made any alterations, additions or improvements to or of the Premises or any part thereof without written consent of the Sub-Lessor. Upon the expiration or sooner termination of the term, Sub-Tenant shall, upon demand by Sub-Lessor at Sub-Tenant's sole cost and expense, forthwith and with all due diligence remove any alterations, additions or improvements made by Sub-Tenant designated by Sub-Lessor to be removed, and Sub-Tenant shall forthwith and with all due diligence and its sole cost and expense, repair any damage to the Premises caused by such removal.

Insurance and Personal Property Taxes: Sub-Tenant recognizes that Sub-Lessor does not carry any insurance on Sub-Tenant's contents and the Sub-Tenant must rely upon its own content insurance at Sub-Tenant's sole expense and pay all taxes levied or assessed on Sub-Tenant's furniture and equipment.

Entry By Sub-Lessor:  Sub-Lessor reserves and shall at any and all times have the right to enter the Premises (in an emergency) and inspect the same, to supply janitor service and any other service to be provided by Sub-Lessor to Sub-Tenant hereunder, to show said Premises to prospective tenants, to post notices of non-responsibility, and to alter, improve or repair the Premises and any portion of the Premises are a part or in emergencies without abatement of rent. Sub-Lessor shall at all times have and retain a key with which to unlock all of the doors in, upon an about the Premises, excluding Sub-Tenant's locked cabinets, desks, vaults and safes.

Other Services:  Sub-Tenant shall, at its election and at Global Business Center standard rates (which are currently between $95 to $245 per month), be entitled to use of the packaged services associated with the virtual professional office environment, including phone answering service, mail room (for receipt and dispatch of mail), high speed copiers, scanners, fax and printing machines located on the 2nd floor, conference rooms, lobby and reception area, and other common areas associated with the Global Business Center.

Parking:  Sub-Tenant shall have the right to rent ONE unreserved parking space in the parking garage located in the Building of which the Premises are a part, at building standard rates (which currently is at $140 per month).  Sub-Lessor does not guarantee or is responsible for any increase in the Parking Rate as managed by the Landlord or its agent.

Keys and Card: Sub-Tenant shall receive, for each office Sub-Leased, two keys for entry into office suite (one for main entrance, and one for balcony entrance), and one elevator card.  Sub-Lessor shall not be responsible for any loss suffered as a result of Sub-Tenant's failure to lock Sub-Tenant's office(s). Sub-Tenant shall pay to Sub-Lessor the sum of $100 as a deposit on such key/ cards for each office Sub-Leased.  Lost key /card, duplication thereof, will also be charged at actual cost.  Sub-Tenant shall have access to the Premises and the Suite of which the Premises is a part 24 hrs per day, 7 days per week, subject to any temporary closures under the Master Lease.

Master Lease: Sub-Lessor is the lessee of the Premises by virtue of a lease, (the “Master Lease”), a copy of which is made available for “review” by Sub-Tenant before execution of this Sub-Lease.

This Sub-Lease is and shall at all times be subject and subordinate to the Master Lease.  Sub-Lessor represents to Sub-Tenant that the Master Lease is in full force and effect and that no default exists on the part of any party to the Master Lease.

Sub-Tenant shall faithfully observe and comply with the Rules and Regulation as set forth in the Master Lease.  These Rules and Regulations are subject to change by Master Lessor. Sub-Tenant acknowledges that Sub-Lessor is intended to maintain, along with other Sub-Tenants of the Premise, a prestigious place of business and that the cooperation of all the Sub-Tenants is necessary to maintain the high standards of the Premise.  Sub-Lessor shall operate the Suite of which the Premises is a part in a professional and prestigious manner consistent with the Building. Sub-Lessor shall be entitled to injunctive and other appropriate relief if Sub-Tenant fails to comply with any one or more of the Rules and Regulations or takes any actions which detract from the reputation and character of the Premise, as may be allowed by law, or if Sub-Tenant actions or inactions cause any material interference with the business of the other Sub-Tenants of the Premise.

Sub-Lessor, as tenant under the Master Lease, shall faithfully perform all obligations and covenants of Sub-Lessor thereunder, including the timely payment of rent.  Any obligations of the landlord under the Master Lease shall, for purposes of this Sub-Lease, be considered the obligation of Sub-Lessor herein.   Sub-Lessor shall be in default of this if it fails to cure any such failure or default within ten (10) days following written notice to Sub-Lessor (or thirty (30) days if the failure or default cannot reasonably be cured within such ten (10) day period, provided that Sub-Lessor commences to cure within such ten (10) day period and thereafter diligently pursues such cure to completion.   In the event that any amounts or deposits are owed by Sub-Lessor to Sub-Tenant hereunder, Sub-Tenant may recover from Sub-Lessor any unpaid amounts plus interest on said unpaid amounts at the rate of ten percent (10%) per annum.

Assignment: Sub-Tenant shall not assign, transfer, pledge or encumber this Sub-Lease or any interest therein, and shall not sublet the said Premises or any part thereof without the written consent of Sub-Lessor.   This Sub-Lease shall not be affected by any assignment by Sub-Lessor of Sub-Lessor's interest herein.  Sub-Tenant shall keep the Premises in which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by Sub-Tenant.

Attorney’s Fees: If any party brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party in any such action, on trial and appeal, shall be entitled to his reasonable attorney’s fees and out of pocket litigation expenses to be paid by the losing party as fixed by the Court.

Default: The occurrence of any of the following shall constitute a material default and breach of this Sub-Lease by Sub-Tenant: 1) Any failure by Sub-Tenant to pay rental or to make any other payments required to be made by Sub-Tenant hereunder, after 10 days’ written notice; 2) The permanent abandonment or vacation of the Premises by Sub-Tenant, bankruptcy of Sub-Tenant, or assignment for benefit of creditors; 3) A failure by Sub-Tenant to observe and perform any other provision of this Sub-Lease to be observed or performed by Sub-Tenant, where such failure continues for thirty (30) days after written notice thereof by Sub-Lessor to Sub-Tenant.

In the event of any such default by Sub-Tenant, then in addition to any other remedies available to Sub-Lessor at law or in equity, Sub-Lessor shall have the immediate option to terminate this Sub-Lease and all rights of Sub-Tenant hereunder by giving 30 days advance written notice of such intention to terminate. In the event that Sub-Lessor shall elect to so terminate this Sub-Lease after providing Sub-Tenant with the required written notice, then Sub-Lessor may recover from Sub-Tenant any unpaid rent plus interest on said unpaid rental at the rate of ten percent (10%) per annum.

In the event of any such default by Sub-Tenant (following the expiration of any notice and cure period), Sub-Lessor shall also have the right, with or without terminating this Sub-Lease but upon at least 48 hrs prior written notice to Sub-Tenant, to re-enter the Premises and remove all persons and property from the Premises, in accordance with law; such property may be removed and stored in a public warehouse or elsewhere at the cost of an the account of Sub-Tenant.

Abandonment: Sub-Tenant shall not permanently vacate or abandon the Premises at any time during the term and if Sub-Tenant shall abandon, vacate or surrender said Premises for a period of thirty consecutive (30) days without the intent of re-occupying the same, or be dispossessed by process of law, or otherwise, any personal property belonging to Sub-Tenant and left on the Premises shall be deemed to be abandoned after thirty (30) days prior written notice to Sub-Tenant, which notice shall specifically state Sub-Lessor’s intent to declare such property abandoned.

Surrender:  Sub-Tenant shall vacate the Premises and return the keys and the elevator key card to Sub-Lessor no later than the expiration date of the Sub-Lease, or upon any sooner termination, and any deposits shall be promptly returned to Sub-Tenant. If Sub-Tenant remains in possession of the Premises with the consent of Sub-Lessor after the expiration, this Sub-Lease shall continue on a month-to-month basis on the same terms and conditions of the Sub-Lease, except as to any rental increase. Sub-Tenant shall indemnify and hold Sub-Lessor harmless from any and all direct losses, claims, damages or liabilities arising from Sub-Tenant’s failure to timely vacate the Premises at the expiration or termination of the Sub-Lease term; provided, however, in no event shall Sub-Tenant be liable for any consequential damages.

Governing Law:  This Sub-Lease shall be governed by the laws of the State of California.  Any disputes hereunder will be heard in the appropriate venue located in the County of Los Angeles, California.

Executed at: City of Beverly Hills, California On: May 1, 2015 Address: 468 N. Camden Drive, Suite 350, Beverly Hills, CA 90210	Sub-Lessor: Mostofi & Company, LLP By: ___________________ Printed Name: Cyrus K. Mostofi, CPA Title: Principal
Executed at: City of Beverly Hills, California On: May 1, 2015 Address: P.O. Box 5778, Beverly Hills, CA 90209	Sub-Tenant: B4MC Gold Mines, Inc. By:___________________ Printed Name: Bennett J. Yankowitz Title: Chief Executive Officer

3 Sets of Keys containing: Elevator Card, Suite Entrance, and Patio Entrance were provided to the tenant in return for $300 deposit.

Exhibit A

Floor Plan - Suite 350